April 14, 2009

Board of Directors
First MetLife Investors Insurance Company
200 Park Avenue
New York, NY 10166

Re: Opinion of Counsel First MetLife Investors Variable Annuity Account One Registration Statement on Form N-4 under the Securities Act of 1933 and Amendment No. 177 under the Investment Company Act of 1940 (File No. 811-08306)

Gentlemen:

I am an attorney and Associate General Counsel to First MetLife Investors Insurance Company ("Company"). You have requested my Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of the above referenced Amendment (the "Amendment") for the Variable Annuity Contracts (the "Contracts") to be issued by the Company and its separate account, First MetLife Investors Variable Annuity Account One.

I have made such examination of the law and have examined such records and documents as in my judgment are necessary or appropriate to enable us to render the opinions expressed below.

I am of the following opinions:

1. First MetLife Investors Variable Annuity Account One is a separate investment account of the Company and is validly existing pursuant to the laws of the State of New York and is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

2. Upon the acceptance of purchase payments made by an Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally issued and binding contractual obligation of the Company.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

Sincerely,


/s/ Richard C. Pearson
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Richard C. Pearson
Associate General Counsel